Exhibit 1.2

JOINDER AGREEMENT

Reference is hereby made to the Purchase Agreement, dated April 10, 2006 (the “Purchase Agreement”), between BCFWC Mergersub, Inc. (“Mergersub”) and the Initial Purchasers named therein. Unless otherwise defined herein, terms defined in the Purchase Agreement and used herein shall have the meanings given them in the Purchase Agreement.

Each of the undersigned parties hereby unconditionally and irrevocably expressly assumes, confirms and agrees to perform and observe as an Issuer each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of an Issuer under the Purchase Agreement as if it were an original signatory thereto.

Each of the undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as any other undersigned party or the Initial Purchasers may reasonably require to effect the purpose of this Joinder Agreement.

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement this 13th day of April, 2006.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:	/s/ Paul C. Tang
Name:	Paul C. Tang
Title:	Executive Vice President

EACH OF THE SUBSIDIARIES LISTED ON ANNEX A HERETO

By:	/s/ Paul C. Tang
Name:	Paul C. Tang
Title:	Executive Vice President

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